EXHIBIT (a)(1)


                Offer to Purchase for Cash All of the Outstanding
                    Class C Beneficial Interest Certificates
                               (CUSIP 337 62E20 7)
                                       of
                          FIRST CITY LIQUIDATING TRUST
                                       at
                            $1.50 NET PER CERTIFICATE
                                       by
                         CORONA INVESTMENTS CORPORATION

                THE OFFER WILL EXPIRE AT 5:00 PM, NEW YORK TIME,
           ON Monday, November 26, 2001, UNLESS THE OFFER IS EXTENDED

     The Offer is being made by Corona Investments Corporation, a Netherlands Antilles limited liability Company (the "Purchaser"). The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the expiration of the Offer at least the number of certificates (as defined herein) shall constitute a minimum of 175,000 issued and outstanding Class C Certificate of First City Liquidating Trust Certificates (the "Shares").

                                    IMPORTANT

     Any holder desiring to tender all or any portion of such holder's certificate evidencing the Shares ("Holder") should either (i) complete and sign the accompanying Letter of Transmittal in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with the certificate(s) evidencing tendered Shares, and any other required documents, to the Purchaser or (ii) request such Holder's broker, dealer, commercial bank, trust company or other nominee ("Financial Institution") to effect the transaction. DTC members may tender through the DTC system. Any Holder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such Holder desires to tender such Certificates.

     Questions or requests for assistance may be directed to the Purchaser at its address and telephone number set forth in Item 8 of this Offer to Purchase.

                                TABLE OF CONTENTS

SUMMARY TERM SHEET                                                        Page
                                                                          ----
INTRODUCTION..............................................................   3
   1. Terms of the Offer; Expiration Date.................................   3
   2. Acceptance for Payment..............................................   4
   3. Procedures for Accepting the Offer and Tendering Certificates.......   5
   4. Withdrawal Rights...................................................   6
   5. Certain Federal Income Tax Consequences.............................   6
   6. Price Range of Certificates.........................................   7
   7. Certain Information Concerning the Trust............................   7
   8. Certain Information Concerning Purchaser............................  10
   9. Financing of the Offer .............................................  10
  10. Certain Conditions of the Offer.....................................  10
  11. Fees and Expenses...................................................  11
  12. Miscellaneous.......................................................  11
  13. Contact Information.................................................  12

                               SUMMARY TERM SHEET

     This summary term sheet highlights selected information from this Offer to Purchase, and may not contain all of the information that is important to you. To better understand our Offer to you and for a complete description of the legal terms of the Offer, you should read this entire Offer to Purchase and the accompanying Letter of Transmittal carefully. Questions or requests for assistance may be directed to the Purchaser at 877-966-3268.

Who is offering to buy my securities?

     Corona Investments Corporation (the "Purchaser") is a private limited liability Netherlands Antilles Company organized October 12, 1998 for investment purposes. Mr. Molina controls the operations of Corona Investments Corporation as Attorney-in-fact. The business address is 4900 Woodway, Suite 650, Houston, TX 77056.

What are the securities sought in this Offer?

     The Purchaser is seeking to purchase all of the 509,963 issued and outstanding Class C Beneficial Interest Certificates of the subject company First City Liquidating Trust (the "Trust") not previously owned by the Purchaser or its affiliates.

How much are you offering to pay and what is the form of payment?

     We are offering to pay $1.50 per Share of the Trust net to the seller in cash (subject to applicable withholding taxes) and without interest thereon.

What are the most significant conditions of the Offer?

     We are not obligated to purchase any Shares unless there have been validly tendered and not withdrawn prior to the expiration of the Offer at least the minimum of 175,000 Shares necessary to complete this purchase.

Do you have the financial resources to make the offered payment?

     Yes. The Offer is being financed from the Purchaser's working capital.

Is your financial condition relevant to my decision to tender in the Offer?

     We do not believe that our financial condition is relevant to your decision to tender in the Offer because the form of payment consists solely of cash and the Offer is not subject to financing. The Purchaser believes that even if all of the 509,963 Shares are tendered, the working capital of the Purchaser is more than sufficient to provide the $764,944.50 necessary.

How long do I have to decide whether to tender in the Offer?

     You will have at least until 5:00 PM, New York time, on November 26, 2001, to decide whether to tender your Certificates unless the offer is further extended by the Purchaser.

Can the Offer be extended, and under what circumstances?

     The Purchaser may, without the consent of the Trust, but subject to applicable law, extend the period of time during which the Offer remains open.

How will I be notified if the Offer is extended?

     If we decide to extend the Offer, we will inform the Depository Trust Company of that fact and will give public notice through Business Wire as described below.

How do I tender my Certificates?

     To tender your Certificates in the Offer, you must: (i) complete and sign the accompanying Letter of Transmittal in accordance with the instructions in the Letter of Transmittal and mail or deliver it together with your Certificates, and any other required documents, to the Purchaser. Physically tendered certificates must be accompanied with a signed Medallion Stamp Signature on the Letter of Transmittal or (ii) The Holder's Financial Institution tenders on the behalf of the Holder through the DTC system.

Until what time can I withdraw previously tendered Certificates?

     You may withdraw previously tendered Certificates any time prior to the expiration of the Offer.

How do I withdraw previously tendered Certificates?

     To withdraw previously tendered Certificates, you must deliver a written or facsimile notice of withdrawal with the required information to the Purchaser for physically delivered certificates. If you tendered Certificates by giving instructions to a broker or bank, you must instruct the broker or bank to arrange for the withdrawal of your Certificates.

                                  INTRODUCTION

     Corona Investments Corporation is a limited liability company organized under the laws of Netherlands Antilles on October 12, 1998. The Purchaser invests in real estate, equity, and speculative instruments among other things, seeking to maximize shareholder value. The Purchaser does business primarily in the United States through Attorney-in-fact, Russell S. Molina.

     The Offer is conditioned upon, among other things, there having been validly tendered and not withdrawn prior to the expiration of the Offer at least 175,000 shares to complete this purchase.

     1. Terms of the Offer; Expiration Date.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will accept for payment and pay for all Shares validly tendered (and not withdrawn in accordance with the procedures described herein) on or prior to the Expiration Date. "Expiration Date" means 5:00 PM, New York time, on Monday, November 26, 2001, unless and until Purchaser shall have extended the period during which the Offer is open, in which case Expiration Date shall mean the latest time and date at which the Offer, as may be extended by Purchaser, shall expire.

     The Offer is subject to the conditions described herein. Subject to the applicable rules and regulations of the Securities and Exchange Commission (the "Commission") Purchaser expressly reserves the right to waive any such condition, in whole or in part, in its sole discretion.

     Purchaser shall pay for all Certificates validly tendered and not withdrawn promptly following the acceptance of Certificates for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the Commission and the terms and conditions of the Offer, Purchaser also expressly reserves the right (i) to delay payment for Certificates in order to comply in whole or in part with applicable laws (any such delay shall be effected in compliance with Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which requires Purchaser to pay the consideration offered or to return certificates evidencing the Shares deposited by or on behalf of Holders promptly after the termination or withdrawal of the Offer), and (ii) to extend or terminate the Offer and not to accept for payment or pay for any certificates evidencing the Shares not theretofore accepted for payment or paid for, upon the occurrence of any of the conditions to the Offer specified herein.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof. In the case of an extension, the announcement will be made no later than 9:00 a.m., New York time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules 14d-4(d)(i), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to Holders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release through Business Wire News Distribution. The press release will be submitted to the Texas Circuit, AnalystWire, financial media portals, and the Internet.

     If Purchaser makes a material change to the terms of the Offer or the information concerning the Offer, or if Purchaser waives a material condition of the Offer, Purchaser will extend the Offer and disseminate additional tender offer materials to the extent required by Rule 14e-1 under the Exchange Act.

     Purchaser may offer a subsequent offering period in connection with the Offer if ninety-five percent of 175,000 Shares are tendered. If Purchaser does provide for such subsequent offering period, subject to the applicable SEC rules and regulations, Purchaser may elect to extend its offer to purchase Certificates beyond the Expiration Date for a subsequent offering period of three business days to 20 business days (the "Subsequent Offering Period"), if, among other things, upon the Expiration Date (i) all of the conditions to Purchaser's obligations to accept for payment, and to pay for, the Certificates are satisfied or waived and (ii) Purchaser immediately accepts for payment, and promptly pays for, all Certificates validly tendered (and not withdrawn in accordance with the procedures set forth herein) prior to the Expiration Date. Certificates tendered during the Subsequent Offering Period may not be withdrawn. Purchaser will immediately accept for payment, and promptly pay for, all validly tendered Certificates as they are received during the Subsequent Offering Period. Any election by the Purchaser to include a Subsequent Offering Period may be effected by Purchaser giving oral or written notice of the Subsequent Offering Period. If Purchaser decides to include a Subsequent Offering Period, it will make an announcement to that effect on no later than 9:00 a.m., New York time, on the next business day after the previously scheduled Expiration Date.

     The Trust has provided Purchaser with the list of Holders and security position listings for the purpose of disseminating the Offer to the Holders. This Offer to Purchase and the related Letter of Transmittal will be mailed by Purchaser to record Holders whose names appear on the Trust's Holder list and will be furnished, for subsequent transmittal to beneficial owners of Certificates, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Holder list.

     2. Acceptance for Payment.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of the Offer as so extended or amended), Purchaser will accept for payment all certificates validly tendered (and not properly withdrawn in accordance with Withdrawal Rights prior to the Expiration Date) promptly after the Expiration Date. Purchaser shall pay for all certificates evidencing the Shares validly tendered and not withdrawn promptly following the acceptance of certificates for payment pursuant to the Offer. Subject to applicable rules and regulations of the Commission, Purchaser reserves the right to delay acceptance of or payment for certificates evidencing the Shares in anticipation of governmental regulatory approvals, not to effect general legal compliance.

     In all cases (including during any Subsequent Offering Period), Purchaser will pay for certificates evidencing the Shares tendered and accepted for payment pursuant to the Offer only after timely receipt of (i) the Certificates,
(ii) the Letter of Transmittal, properly completed and duly executed, and (iii) any other documents required under the Letter of Transmittal.

     For  purposes  of the  Offer  (including  during  any  Subsequent  Offering
Period), Purchaser will be deemed to have accepted for payment (and thereby purchased) certificates evidencing the Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice of Purchaser's acceptance for payment of such certificates pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefore with the Depository Trust Company for shares tendered through DTC. Payment for physically tendered certificates evidencing the Shares will be made by check to the name and address on the certificate and Letter of Transmittal. Checks will be cut and held until receipt by the Purchaser of the transferred and reissued shares. Under no circumstances will Purchaser pay interest on the purchase price for Shares, regardless of any delay in making such payment.

     3. Procedures for Accepting the Offer and Tendering Certificates.

     Valid Tender of Certificates. In order for a Holder to validly tender certificates evidencing the Shares pursuant to the Offer, (i) the Holder must instruct their financial institution to tender the shares via DTC or (ii) must submit to the Purchaser the original certificate, the Letter of Transmittal, properly completed and duly executed, and any other relevant documentation. The Letter of transmittal must include a Medallion Stamp Guaranteed validating the signature.

     The method of delivery of certificates and all other required documents is at the option and risk of the tendering Holder, and physical delivery will be deemed made only when actually received by the Purchaser. If delivery is by mail, registered mail with return receipt requested, properly insured is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

     Determination of Validity. All questions as to the form of documents and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of certificates will be determined by Purchaser, in its sole discretion, which determination shall be final and binding on all parties. Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. Purchaser also reserves the absolute right to waive any condition of the Offer to the extent permitted by applicable law or any defect or irregularity in the tender of any certificates evidencing the Shares of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. No tender of certificates evidencing the Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived. The Purchaser will not be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     A tender of certificates evidencing the Shares pursuant to any of the procedures described above will constitute the tendering Holder's acceptance of the terms and conditions of the Offer, as well as the tendering Holder's representation and warranty to Purchaser that (i) such Holder has the full power and authority to tender, sell, assign and transfer the tendered certificates evidencing the Shares, and (ii) when the same are accepted for payment by Purchaser, Purchaser will acquire good and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims.

     4. Withdrawal Rights.

     Tender of certificates evidencing the Shares made pursuant to the Offer are irrevocable, except that such Certificates may be withdrawn at any time prior to the Expiration Date unless therefore accepted for payment by Purchaser. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept certificates for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, certificates may not be withdrawn except to the extent that tendering Holders are entitled to withdrawal rights as described herein subject to Rule 14e-1(c) under the Exchange Act. Any such delay will be by an extension of the Offer to the extent required by law. If Purchaser decides to include a Subsequent Offering Period, Certificates tendered during the Subsequent Offering Period may not be withdrawn. Certificates tendered and not yet accepted for payment after the sixtieth day from the commencement of the offer may be withdrawn subject to sections 14(d)(5) of the Securities Exchange Act of 1934.

     For a withdrawal of Shares to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Purchaser at its address set forth on the last page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who physically tendered the certificates evidencing the Shares to be withdrawn, the number of certificates to be withdrawn and the name of the registered Holder, if different from that of the person who tendered such certificates. If certificates evidencing the Shares to be withdrawn have been delivered or otherwise identified to the Depository Trust Company, then, the Holder must instruct their Financial Institution to withdraw the said shares. Notice of withdrawal must be guaranteed by an eligible institution, unless such Certificates have been tendered for the account of an eligible financial institution.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding. The Purchaser is not under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     Withdrawals of Certificates may not be rescinded. Any Certificates properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Certificates may be re-tendered at any time prior to the Expiration Date (or during the Subsequent Offering Period, if any) by following the procedures for tendering Certificates set forth herein.

     5. Certain Federal Income Tax Consequences.

     The following is a summary of the principal federal income tax consequences of the Offer to Holders whose Certificates are purchased pursuant to the Offer. The discussion applies only to Holders in whose hands Certificates are capital assets, and may not apply to Certificates received pursuant to the exercise of employee stock options or otherwise as compensation, to Holders who are not citizens or residents of the United States of America, or to Holders who are dealers in securities.

     The tax discussion set forth below is included for general information purposes only and is based upon present law (which may be subject to change, possibly on a retroactive basis). Because individual circumstances may differ, each Holder should consult such Holder's own tax advisor to determine the applicability of the rules discussed to such Holder and the particular tax effects of the Offer, including the application and effect of state, local and other tax laws.

     The receipt of cash pursuant to the Offer will be a taxable transaction for federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for federal income tax purposes, a Holder will recognize gain or loss equal to the difference between such Holder's adjusted tax basis in the Certificates sold pursuant to the Offer and the amount of cash received. Such gain or loss will be capital gain or loss. Individual Holders will be subject to tax on the net amount of such gain at a maximum rate of 20%; provided that the Certificates were held for more than 12 months. Special rules (and generally lower maximum rates) apply to individuals in lower tax brackets. The deduction of capital losses is subject to certain limitations. In addition, under certain circumstances, payments in connection with the Offer may be subject to backup withholding at a 31% rate. Holders should consult their own tax advisors to ascertain their tax liability as a consequence of any tender of their Certificates.

     6. Price Range of Shares.

     The Shares trade over the counter under the symbol FCFCZ. The following table sets out the high and low trading price for each quarter for the past two years for the Shares

                          Class C Beneficial Interests

                               2001               2000                1999
                          --------------      -------------       -------------
                           Market Price        Market Price        Market Price
                          --------------      --------------      -------------
Quarter Ended             High      Low       High      Low       High     Low
-------------             -----    -----      -----    -----      -----   -----
March 31 ................ $2.00    $0.70      $ .08    $ .01       --*      --*
June 30 .................  2.40     0.60        .15      .15       --*      --*
September 30 ............  1.50     1.40       1.50      .15       --*      --*
December 31 .............                      1.50      .33      $0.09    $0.09

* No trading took place prior to quarter ending December 31, 1999 as reported in 10-K.

     7. Certain Information Concerning the Trust.

     Except as otherwise described in this Offer to Purchase, all of the information concerning the Trust contained in this Offer to Purchase, including financial information, has been furnished by the Trust or has been taken from or based upon publicly available information. The Purchaser does not assume any responsibility for the accuracy or completeness of this information or for any failure by the Trust to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser.

     General. The Trust's name is First City Liquidating Trust with its principal executive offices at 1001 Fannin Street, Suite 505, Houston, TX 77002. The Trust was established pursuant to and upon the consumption of the Joint Plan of Reorganization, dated December 23, 1994 by First City Bancorporation of Texas, Inc., a Delaware corporation, the Official Committee of Equity Security Holders, and J-Hawk Corporation, with the participation of Cargill Financial Services Corporation, under Chapter 11 of Title 11 of the U.S Code, Case No. 392-39474-HCA-11. The Joint Plan of Reorganization was confirmed by the order of the U.S. Bankruptcy Court for the Northern District of Texas, Dallas Division May 31, 1995. The Trust may not engage in the conduct of a trade or business apart from the liquidation of the Trust assets and the winding up of the affairs of the Debtor and its subsidiaries. In June 1999, the Bankruptcy Court extended the life of the Trust to January 3, 2002. In June 2001, the Bankruptcy Court extended the life of the Trust to January 3, 2004.

     The Trust is managed pursuant to Article IV of the Trust Agreement, except where expressly limited by the terms of the Trust Agreement, all of the management and executive authority over the Trust resides in the four-member Portfolio Committee. The Trust has no voting securities issued and outstanding.

     Financial Information. Set forth below is certain selected financial information relating to the Trust which has been excerpted or derived from the audited financial statements contained in the Trust's 10-K filed with the Commission on March 15, 2001 and the Trust's 10-Q July 27, 2001. The 10-K and 10-Q are incorporated herein by reference. The summary financial information that follows is qualified in its entirety by reference to such reports and other documents, including the financial statements and related notes contained therein. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission.

     By order of the U.S. Bankruptcy Court for the Northern District of Texas, Dallas Division, unsurrendered securities of the Debtor were required to be submitted for exchange into Class B Certificates or Class C Certificates by May 31, 2000. As of that date, securities representing 725,729 Class C Certificates had been exchanged. Holders of the remaining unsurrendered securities of the Debtor will have no rights to receive any distributions of the Trust.

                SELECTED CONSOLIDATED FINANCIAL INFORMATION 10-Q
                       (As filed with the SEC on 7/27/01)
                  FIRSTCITY LIQUIDATING TRUST AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF NET ASSETS IN LIQUIDATION
                             (DOLLARS IN THOUSANDS)


                                                               JUNE 30,       DECEMBER 31,
                                                                2001              2000
                                                             -----------      ------------
          Assets, at estimated fair value                    (Unaudited)
Cash and cash equivalents ...........................          $ 2,189          $ 3,556
Trust assets, net ...................................           43,617           44,472
                                                               -------          -------
   Total assets .....................................           45,806           48,028
                                                               -------          -------
      Less liabilities at face or estimated amount
Payables and accrued liabilities ....................            1,606            1,928
                                                               -------          -------
   Total liabilities ................................            1,606            1,928
                                                               -------          -------
Commitments and contingencies .......................             --               --

Trust net asset value attributable to:
   Class "B" Certificate, 2,454,310 units outstanding           44,200           46,100
   Class "C" Certificate, 725,729 units outstanding .             --               --
                                                               -------          -------
   Total net asset value ............................          $44,200          $46,100
                                                               =======          =======

                      CONSOLIDATED STATEMENTS OF INCOME AND
                    CHANGES IN NET ASSET VALUE IN LIQUIDATION
                       (DOLLARS IN THOUSANDS) (UNAUDITED)


                                                           THREE MONTHS                           SIX MONTHS
                                                          ENDED JUNE 30,                        ENDED JUNE 30,
                                                   ---------------------------           ---------------------------
                                                     2001               2000               2001               2000
                                                   --------           --------           --------           --------
Changes in fair value of trust assets ...          $    499           $  1,436           $  1,425           $  3,151
Interest income on short-term investments                23                 72                 72                117
Administrative expense ..................              (322)              (647)              (943)            (1,246)
                                                   --------           --------           --------           --------
      Net income ........................               200                861                554              2,022
                                                   --------           --------           --------           --------
Net asset value, beginning of period ....            44,000             51,100             46,100             52,400
Distributions on Class "B" Certificate ..              --               (2,461)            (2,454)            (4,922)
Eliminate liability for distributions on
   unsurrendered Class "B" Certificates .              --                  257               --                  257
                                                   --------           --------           --------           --------
Net asset value, end of period ..........          $ 44,200           $ 49,757           $ 44,200           $ 49,757
                                                   ========           ========           ========           ========

                  FIRSTCITY LIQUIDATING TRUST AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (DOLLARS IN THOUSANDS) (UNAUDITED)


                                                                     SIX MONTHS ENDED JUNE 30,
                                                                     -------------------------
                                                                       2001              2000
                                                                     -------           -------
Cash flows from operating activities:
   Net income .............................................          $   554           $ 2,022
   Adjustments to reconcile net income to net cash provided
   by operating activities:
      Changes in fair value of trust assets ...............           (1,425)           (3,151)
      Collections on trust assets, net of advances ........            2,264             7,083
      Decrease in payables and accrued liabilities ........             (306)             (142)
                                                                     -------           -------
         Net cash provided by operating activities ........            1,087             5,812
                                                                     -------           -------
Cash flows from financing activities:
   Distributions on Class "B" Certificate .................           (2,454)           (4,909)
                                                                     -------           -------
         Net cash used in financing activities ............           (2,454)           (4,909)
                                                                     -------           -------

   Net increase (decrease) in cash and cash equivalents ...          $(1,367)          $   903
   Cash and cash equivalents, beginning of period .........            3,556             5,271
                                                                     -------           -------
   Cash and cash equivalents, end of period ...............          $ 2,189           $ 6,174
                                                                     =======           =======

                SELECTED CONSOLIDATED FINANCIAL INFORMATION 10-K
                       (As Filed with the SEC on 3/15/01)
                  FIRST CITY LIQUIDATING TRUST AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF NET ASSETS IN LIQUIDATION
                             (DOLLARS IN THOUSANDS)


                                                                      DECEMBER 31,
                                                               ------------------------
                                                                 2000             1999
                                                               -------          -------
             Assets, at estimated fair value
Cash and cash equivalents ...........................          $ 3,556          $ 5,271
Trust assets, net ...................................           44,472           49,150
                                                               -------          -------
   Total assets .....................................           48,028           54,421
                                                               -------          -------

      Less liabilities at face or estimated amount
Payables and accrued liabilities ....................            1,928            2,021
                                                               -------          -------
   Total liabilities ................................            1,928            2,021
                                                               -------          -------
Commitments and contingencies .......................             --               --

Trust net asset value attributable to:
   Class "B" Certificate, 2,454,310 units outstanding           46,100           52,400
   Class "C" Certificate, 725,729 units outstanding .             --               --
                                                               -------          -------
      Total net asset value .........................          $46,100          $52,400
                                                               =======          =======

                      CONSOLIDATED STATEMENTS OF INCOME AND
                    CHANGES IN NET ASSET VALUE IN LIQUIDATION
                             (DOLLARS IN THOUSANDS)


                                                      YEAR ENDED DECEMBER  31,
                                               --------------------------------------
                                                 2000           1999           1998
                                               --------       --------       --------
Changes in fair value of trust assets ...      $  5,719       $ 24,036       $ 37,883
Interest income on short-term investments           233            287            651
Administrative expense ..................        (2,679)        (3,844)        (6,859)
                                               --------       --------       --------
      Net income ........................         3,273         20,479         31,675
                                               --------       --------       --------
Net asset value, beginning of period ....        52,400         55,300         91,300
Distributions on Class "B" Certificate ..        (9,830)       (23,379)       (67,675)
Eliminate liability for distributions on
   unsurrendered Class "B" Certificates .           257           --             --
                                               --------       --------       --------
Net asset value, end of period ..........      $ 46,100       $ 52,400       $ 55,300
                                               ========       ========       ========

                  FIRSTCITY LIQUIDATING TRUST AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)


                                                                             YEAR ENDED DECEMBER 31,
                                                                      --------------------------------------
                                                                        2000           1999           1998
                                                                      --------       --------       --------
Cash flows from operating activities:
   Net income ..................................................      $  3,273       $ 20,479       $ 31,675
   Adjustments to reconcile net income to net cash
   provided by operating activities:
      Changes in fair value of trust assets ....................        (5,719)       (24,036)       (37,883)
      Collections on trust assets, net of advances .............        10,382         18,787         79,820
      Increase (decrease) in payables and accrued liabilities ..           166           (117)          (592)
                                                                      --------       --------       --------
         Net cash provided by operating activities .............         8,102         15,113         73,020
                                                                      --------       --------       --------
Cash flows from financing activities:
   Distributions on Class "B" Certificate ......................        (9,817)       (23,316)       (67,494)
                                                                      --------       --------       --------
         Net cash used in financing activities .................        (9,817)       (23,316)       (67,494)
                                                                      --------       --------       --------

   Net increase (decrease) in cash and cash equivalents ........      $ (1,715)      $ (8,203)      $  5,526
   Cash and cash equivalents, beginning of period ..............         5,271         13,474          7,948
                                                                      --------       --------       --------
   Cash and cash equivalents, end of period ....................      $  3,556       $  5,271       $ 13,474
                                                                      ========       ========       ========

     8. Certain Information Concerning Purchaser.

     General. Purchaser is a Netherlands Antilles limited liability company with its business address at 4900 Woodway Suite 650, Houston, Texas 77056. Its business telephone number is 877-966-3268. The Purchaser is not affiliated with the Trust in any way.

     9. Financing of the Offer.

     The total amount of funds required by Purchaser to consummate the Offer and to pay related fees and expenses is estimated to be approximately $785,000. Purchaser will finance the Offer with internally available funds mainly from its working capital.

     10. Certain Conditions of the Offer.

     Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment any Certificates tendered pursuant to the Offer, and may extend, terminate or amend the Offer if (i) immediately prior to the expiration of the Offer, the following conditions shall not have been satisfied.

     (a) there shall have been instituted or be pending any action by any governmental authority, challenging or seeking to make illegal, materially delay, or otherwise, directly or indirectly, restrain or prohibit or make materially more costly, the making of the Offer, the acceptance for payment of any Certificates by, Purchaser, or the consummation of any other transaction, or seeking to obtain damages in connection with any transaction; or (ii) seeking to prohibit or limit the ownership or operation by the Trust, the business or assets of the Trust.

     (b) any governmental authority or court of competent jurisdiction shall have issued an order, decree, injunction or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting or preventing the Offer, and such order, decree, injunction, ruling or other action shall have become final and non-appealable;

     (c) the Trust shall have failed to perform, in any material respect, any obligation or to comply, in any material respect, with any agreement; or

     (d) Purchaser and the Trust shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of Certificates thereunder; which, in the reasonable judgment of Purchaser in any such case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment.

     The foregoing conditions are for the sole benefit of Purchaser and may be asserted by Purchaser regardless of the circumstances giving rise that all conditions to the offers, other than those dependent upon receipt of government approvals, must be satisfied or waived before the expiration of the offers. The failure by Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time before the expirations of the offers.

     11. Fees and Expenses.

     Except as set forth below, Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Certificates pursuant to the Offer.

     The Purchaser expects to incur reasonable expenses related to this transaction. Primary expenses will reside in legal fees, filing fees, solicitation expenses, and printing costs and any other reasonable and customary compensation fees for the services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depository Trust Company against certain liabilities and expenses in connection therewith, including under Federal securities laws.

     12. Miscellaneous.

     The Offer is being made solely by this Offer to Purchase and the related Letter of Transmittal and is being made to Holders. Purchaser is not aware of any jurisdiction where the making of the Offer or the acceptance of certificates evidencing the Shares pursuant thereto is prohibited by any administrative or judicial action or by any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Certificates pursuant thereto, Purchaser will make a good faith effort to comply with any such state statute. If, after such good faith effort, Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the Holders in such state.

     Purchaser has not authorized any person to give any information or make any representation on its behalf not contained in this Offer to Purchase or in the Letter of Transmittal, and if given or made, Holders should not rely on such information or representation as having been authorized.

     Pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, Purchaser has filed with the Commission the Schedule TO-T/A, together with exhibits, furnishing certain additional information with respect to the Offer. The Schedule TO-T/A and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from the Purchaser.

     13. Contact Information

     The Letter of Transmittal, manually signed with Medallion Stamp Guaranteed and Certificates and any other required documents should be sent or delivered by each Holder who physically retains their certificates via certified mail to:

                         Corona Investments Corporation
                             4900 Woodway Suite 650
                                Houston, TX 77056

--------------------------------------------------------------------------------
     Questions or requests for assistance may be directed to the Purchaser by phone 877-966-3268 or fax 713-621-8027. Additional copies of this Offer to Purchase and the Letter of Transmittal may be obtained from the Purchaser. A Holder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.
--------------------------------------------------------------------------------


                                        CORONA INVESTMENTS CORPORATION

Dated: October 9, 2001